Exhibit 10.2

December 30, 2025

Andrea Goren

845 West End Avenue, Apt 14A

New York, New Your 10025

RE:	Amendment to employment agreement

Dear Andrea

Reference is made to that certain employment agreement dated June 14, 2021 (the “Agreement”) between you and INVO Fertility, Inc. (f/k/a INVO Bioscience, Inc.; “INVO”). All capitalized terms used herein that are not defined shall have the meaning assigned to those terms in the Agreement.

By signing below, you and INVO agree to the amendments to the Agreement as described below.

1.	Section 1.A (Duties) of the Agreement shall be replaced in its entirety with the following language:

“Duties. The Executive shall serve as the Company’s chief business officer, as well as the chief executive officer of INVO Centers, LLC, INVO’s wholly owned subsidiary that owns, builds, acquires and operates INVO’s fertility clinics. The Executive shall be responsible for all powers and duties reasonably associated with such offices and positions. The Executive shall report directly to INVO’s CEO and shall be subject to reasonable policies established by the Board.”

2.	The Base Salary in Section 3.A (Base Salary) is hereby amended to $250,000 per annum. INVO shall begin paying you at this rate from January 1, 2026.

3.	The period in Section 5.C(v) is hereby increased from three (3) to six (6) months.

4.	The remaining terms of the Agreement otherwise remain unchanged.

invofertility.com

INVO Goren Employment Amendment 1

Sincerely,

INVO FERTILITY, INC.	AGREED AND ACCEPTED BY

/s/ Steve Shum	/s/ Andrea Goren
Steve Shum, CEO	Andrea Goren

invofertility.com